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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
       Haden     Randall     L.               Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              PawnMart, Inc.     PMRT             (Month/Day/Year)
     (Last)     (First)     (Middle)           03/17/98                  ------------------------------------
     301 Commerce St., Ste. 3600           ----------------------------  5. Relationship of Reporting
----------------------------------------   3. I.R.S. Identification           Person(s) to Issuer            7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
                                              Person, if an entity
                                              (voluntary)                      Director       10% Owner         Applicable Line)
     Fort Worth    Texas     76102                                       -----           -----                  XX  Form filed by
--------------------------------------     ----------------------------   XX   Officer        Other (specify    --- One Reporting
      (City)      (State)      (Zip)                                     -----           -----      below)          Person
                                                                         (give title below)                         Form filed by
                                                                          Vice President - Information Svcs.    --- More than One
                                                                         ------------------------------             Reporting Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock, par value $.01 (PMRT)           36,073                         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                     SEC 1473 (7/97)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Employee Option-right to buy  10/15/1998  10/15/2007   Common Stock        1,649     $3.79          D
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Employee Option-right to buy  10/15/1999  10/15/2007   Common Stock        1,649     $3.79          D
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Employee Option-right to buy  10/15/2000  10/15/2007   Common Stock        1,649     $3.79          D
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Employee Option-right to buy  10/15/2001  10/15/2007   Common Stock        1,649     $3.79          D
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Employee Option-right to buy  10/15/2002  10/15/2007   Common Stock        1,647     $3.79          D
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Series B Common Stock         03/17/1998  03/17/2004   Common Stock       15,000     $8.00          D
Purchase Warrant (PMRTZ)
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Explanation of Responses:
                                                                                     /s/ Randall L. Haden               3-26-98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (7/97)

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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.